UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 22, 2009

MEDIFAST, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-23016	13-3714405
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation or organization)		Ident. No.)

11445 Cronhill Drive, Owing Mills, Maryland	21117
(Address of principal executive offices) (Zip Code)

                Registrant's telephone number, including area code (410)-581-8042

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR    230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR   240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 – Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

The Chairman of the Board of Directors of Medifast Inc. (NYSE: MED), our Directors, Employees and Associates are delighted that one of our Medifast Independent Directors, Lt. Gen. Dennis McCarthy (Ret) has been nominated by President Obama, and confirmed by the U.S. Senate, as the new Assistant Secretary of Defense for Reserve Affairs.

Gen. McCarthy has served his country in the United States Marine Corps for over 36 years and most recently was the Executive Director of the Reserve Officers Association of the United States.

“Medifast’s Board of Directors applauds this appointment of a great American and a dedicated public servant,” said Bradley T. MacDonald, Executive Chairman of the Board, Medifast, Inc. “Gen. McCarthy has served on the Board of Medifast since 2006 and has made remarkable contributions to the growth and profitability of Medifast. His insights into the marketplace of today’s consumers were invaluable and his detailed understanding of Commercial Law and Ethics has served the shareholders of Medifast well.”

Due to his appointment, Gen. McCarthy must resign from the Board of Medifast effective the day of his confirmation by the U.S. Senate. The Board of Directors is delighted that he is serving our Nation in such an important position protecting our nation with our citizen Soldiers, Sailors, Airmen and Marines and we want to commend Gen. McCarthy for his service to the Company.

Medifast Board Members and Executives have a history of service to the United States of America: Maj.Gen. Leo V. Williams III, USMCR (Ret.) is the Executive Vice President of Medifast and the Chairman of the Board of Take Shape for Life, Col. Bradley T. MacDonald USMCR (Ret.) is the Executive Chairman of the Board of Medifast Inc. and Capt. Joseph Calderone USNR (Ret.) is an independent director.  We honor all those that currently serve our nation in the United States Armed Services as we fight this global war on terror. All Medifast Associates extend our best wishes to Gen. McCarthy and his wife Rosemary as they continue their service

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIFAST, INC.

Dated: July 22, 2009	/s/ Michael S. McDevitt
Michael S. McDevitt
Chief Executive Officer